                                                                     EXHIBIT 2.3

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement") is made and entered into as of February 18, 2004 (the "Agreement Date"), by and among (i) Weston Presidio Capital III, L.P., a Delaware limited partnership, Weston Presidio Capital IV, L.P., a Delaware limited partnership, WPC Entrepreneur Fund, L.P., a Delaware limited partnership, and WPC Entrepreneur Fund II, L.P., a Delaware limited partnership (collectively, the "Buyers"), (ii) MSD Ventures, L.P., a Delaware limited partnership, and HWH Capital Partners, L.P., a Delaware limited partnership (collectively, the "Sellers"), and (iii) solely for the purposes of
Article 8 hereof, NBC Acquisition Corp., a Delaware corporation (the "Company"), and NBC Holdings Corp., a Delaware corporation (the "Parent"). Capitalized terms used herein without definition shall have the respective meanings set forth in
Section 9.2 hereof.

      WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated as of February 18, 2004 (the "Merger Agreement") by and among the Company, the Parent, New NBC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent ("Merger Sub"), certain individuals and entities, each in their capacity as a stockholder, optionholder or warrantholder of the company (each, a "Selling Stockholder", and collectively, the "Selling Stockholders"), and the Stockholder Representative named therein, Merger Sub will merge with and into the Company (the "Merger") and the Company shall be the surviving corporation (the "Surviving Corporation");

      WHEREAS, the Sellers own the outstanding shares of Company Common Stock set forth on Exhibit A hereto (the "Common Shares"); and

      WHEREAS, the Sellers desire to sell to the Buyers the Common Shares, and the Buyers desire to purchase such Common Shares from the Sellers, upon the terms and subject to the conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Buyers, the Sellers and the Company hereby agree as follows:

                                    ARTICLE 1

                       THE PURCHASE AND SALE OF THE SHARES

      1.1 Sale and Purchase of Stock. On the Closing Date (as defined below), subject to the conditions set forth in Article 6, the Buyers shall purchase, on a several and not joint basis, and the Sellers shall sell to the Buyer, on a several and not joint basis, the Common Shares as set forth next to such Sellers' and Buyers' respective names on Exhibit A hereto. The respective obligations of the Sellers to sell their Common Shares to the Buyers are separate and distinct and the sale by one of the Sellers of its Common Shares to the Buyers shall not be deemed a condition to the obligations of the other Seller hereunder.

      1.2 Closing of the Purchases and Sales of the Common Shares. The closing of the purchase and sale of the Common Shares (the "Closing") shall take place at the offices of Bingham McCutchen LLP in Boston, Massachusetts as soon as practicable following the satisfaction by the Company and the Sellers of all the conditions in Article 6 and immediately prior to the consummation of the Merger, or at such other time, date and place as are mutually agreed upon by the parties (the "Closing Date"). On the Closing Date, the Sellers shall deliver to the Buyers certificates representing the Common Shares against payment of the purchase price therefor by the Buyers by wire transfer pursuant to wiring instructions provided by the Sellers.

      1.3 Consideration. The purchase price per share to be paid by the Buyers to the Sellers at the Closing with respect to each of the Common Shares shall be equal to the Per Share Merger Consideration (as defined in the Merger Agreement).

                                    ARTICLE 2

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

      Each of the Sellers hereby represents and warrants to the Buyers, as of immediately prior to the Closing, as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement or as are set forth in the attached "Company Disclosure Schedule" delivered herewith (the "Company Disclosure Schedule"). Notwithstanding any other provision of this Agreement or the Company Disclosure Schedule, each exception set forth in a Section of the Company Disclosure Schedule will be deemed to qualify only the representations and warranties set forth in a particular Section or Sections of this Agreement (i) which Section(s) are specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule as being qualified by such exception, or (ii) with respect to which representations and warranties the relevance of such exception is readily apparent on the face of the disclosure of such exception set forth in the Company Disclosure Schedule. References to the Company in this Article 2 shall be deemed to include, where applicable, the Company and its Subsidiaries on a consolidated basis. Notwithstanding anything to the contrary, the Sellers shall be solely responsible for any breach of the representations and warranties contained in this Article 2.

      2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company has made available to the Buyers complete and correct copies of the certificate of incorporation, by-laws and minute books, each as currently in effect, of the Company.

      2.2 Subsidiaries. Except as set forth in Section 2.2 of the Company Disclosure Schedule, the Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person. The Company owns all of the issued and outstanding capital stock of each of its Subsidiaries. Each Subsidiary listed in Section 2.2 of the Company Disclosure
Schedule is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to hold such authorizations, licenses and permits or to be so qualified would not have a Material Adverse Effect. The Company has made available to the Buyers complete and correct copies of the certificate of incorporation, by-laws and minute books, each as currently in effect, of each of its Subsidiaries. For purposes of this Article 2, the term Subsidiary shall be deemed to include Specialty Books, Inc., except where the context otherwise requires the term to apply only to the Principal Subsidiary.

      2.3 Authorization; Binding Obligations. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been approved by all necessary action on the part of the Company. The Company has full legal right and power and all authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Company, and assuming due execution and delivery hereof by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      2.4 No Conflicts. Except as set forth in Section 2.4 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not:

            (a) violate the certificate of incorporation or bylaws of the Company or its Subsidiaries;

            (b) assuming the termination of the Buy-Sell Agreement, the Stockholders Agreement and the Registration Rights Agreement as contemplated by Section 5.3, require the Company or any of its Subsidiaries to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Authority or any other Person, except for filings under the HSR Act and except for those consents and notices set forth in Section 2.4 of the Company Disclosure Schedule (the "Company Consents and Notices");

            (c) if the Company Consents and Notices are obtained or made on a timely basis, violate, conflict with or result in the breach of any of the terms and conditions of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, or accelerate any rights of any party to, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company or any Subsidiary is bound; or

            (d) if the Company Consents and Notices are obtained or made on a timely basis, violate any laws or orders of any Governmental Authority applicable to the Company or its Subsidiaries.

      2.5 Capital Stock.

            (a) The authorized number of shares of capital stock of the Company consist of 5,000,000 shares of Company Common Stock. As of the date hereof, 1,187,664.8 shares of Company Stock are issued and outstanding, of which 788,544.4 shares are owned of record by the Selling Stockholders in the amounts as set forth in Section 2.5 of the Company Disclosure Schedule. All of the outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of the Company subject to) any preemptive or similar rights created by statute, the certificate of incorporation or bylaws of the Company, or any agreement to which it is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. Except as set forth in Section 2.5 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no rights, subscriptions, warrants, options, convertible securities or agreements of any kind outstanding to purchase or otherwise acquire any shares of capital stock or other equity securities of the Company or its Subsidiaries. Except as set forth in Section
2.5 of the Company Disclosure Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or its Subsidiaries to repurchase or otherwise acquire any shares of the capital stock or other equity securities of the Company or its Subsidiaries.

            (b) As of the date of this Agreement, (i) 90,446 shares of Company Common Stock are reserved for issuance upon exercise of outstanding options issued pursuant to the NBC Acquisition Corp. 2003 Performance Stock Option Plan, adopted August 1, 2003, as amended, the NBC Acquisition Corp. 2003 Stock Option Plan, adopted August 1, 2003, the NBC Acquisition Corp. 1998 Performance Stock Option Plan, adopted June 30, 1998, as amended, and the NBC Acquisition Corp. 1998 Stock Option Plan, adopted June 30, 1998, as amended (collectively, the "Option Plans") and (ii) 116,786 shares of Company Common Stock are held in treasury by the Company.

            (c) Section 2.5(c) of the Company Disclosure Schedule sets forth (i) the name of each Securityholder, (ii) the Securities owned of record by each Securityholder, (iii) the number of such Securities to be purchased pursuant to this Agreement, (iv) the number of such Securities to be contributed to the Parent pursuant to the Contribution Agreement and (v) in the case of options, warrants, instruments and other rights to acquire capital stock of the Company,
(A) the per-share exercise price payable therefor, (B) the number of shares of the Company's capital stock each option, warrant, instrument or other right are vested or exercisable as of the Agreement Date and (C) whether such option is a Roll-Over Option or a Company Option.

      2.6 LTM EBITDA. The LTM EBITDA was at least $58,000,000.

      2.7 Indebtedness; Closing Certificates.

            (a) Except as set forth in Section 2.7 of the Company Disclosure Schedule, there are no contracts, agreements, understandings or other obligations relating to Indebtedness with respect to the Company or its Subsidiaries, which would affect the calculation of Aggregate Equity Value.

            (b) Neither the Company nor any Subsidiary has guaranteed any indebtedness for borrowed money of any third party.

            (c) The other financial information contained in the EBITDA Certificate and the Indebtedness Certificate, including, without limitation, the calculation of Average Net Revolver Balance, will be true and correct as of the Closing Date.

      2.8 Capitalization Certificate. The information contained in the Capitalization Certificate will be true and correct as of immediately prior to the Closing hereunder and under the Contribution Agreement.

      2.9 Brokers; Expenses. No finder, broker, agent or other intermediary has acted for or on behalf of the Company in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

      Each Buyer, severally and not jointly with any other Buyer, hereby represents and warrants, as of immediately prior to the Closing, to the Sellers, as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement.

      3.1 Organization, Good Standing and Qualification. Such Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Such Buyer has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to perform its respective obligations under, this Agreement, and to carry on its business as presently conducted.

      3.2 Authorization; Binding Obligations. Such Buyer has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by any such Buyer, have been duly and validly authorized by all necessary action on the part of such Buyer, and no other proceedings on the part of such Buyer are necessary to authorize its entry into this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Buyer and constitutes a valid and binding agreement of such Buyer, enforceable against such Buyer in accordance with its respective terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

      3.3 No Conflicts. Assuming the termination of the Buy-Sell Agreement, the Stockholders Agreement and the Registration Rights Agreement as contemplated by
Section 5.3, the execution and delivery of this Agreement by such Buyer does not, and the performance of the terms of this Agreement by such Buyer will not,
(i) except as may be required pursuant to the HSR Act, require such Buyer to obtain the consent or approval of any governmental or regulatory authority, domestic or foreign (which consent has not been obtained prior to the date hereof), (ii) conflict with or violate the organizational documents of such Buyer, (iii) require the consent or approval of any other person pursuant to any material agreement, obligation or instrument binding on such Buyer or its properties and assets if the failure to obtain such consent or approval could be reasonably expected to materially adversely affect the ability of such Buyer to perform its obligations hereunder, (iv) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Buyer or by which any property or asset of such Buyer is bound if such violation or conflict would materially adversely affect the ability of such Buyer to perform its obligations hereunder, subject to compliance with the HSR Act, or (v) violate any other agreement to which such Buyer is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust if such violation could be reasonably expected to materially adversely affect the ability of such Buyer to perform its obligations hereunder.

      3.4 Brokers. Such Buyer has not incurred, nor will it incur, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      Each Seller, severally and not jointly with any other Seller, hereby represents and warrants, as of immediately prior to the Closing, to the Buyers, as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement:

      4.1 Due Organization. Such Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Such Seller has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to perform its respective obligations under, this Agreement, and to carry on its business as presently conducted.

      4.2 Authorization; Binding Obligations. Such Seller has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by any such Seller, have been duly and validly authorized by all necessary action on the part of such Seller, and no other proceedings on the part of such Seller are necessary to authorize its entry into this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its respective terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

      4.3 Ownership of Shares. The Common Shares set forth opposite such Seller's name on Exhibit A attached hereto are owned of record and beneficially by such Seller and constitute all of the Securities owned of record or beneficially by such Seller. Such Seller has sole voting power and sole dispositive power (to the extent the Common Shares are transferable) with respect to all of the Common Shares owned by such Seller. All of the Common Shares held by such Seller are free and clear of all liens, pledges, charges or security interests of any kind or nature (other than those imposed by this Agreement and the Stockholders Agreement).

      4.4 No Conflicts. Assuming the termination of the Buy-Sell Agreement, the Registration Rights Agreement and the Stockholders Agreement as contemplated by
Section 5.3, the execution and delivery of this Agreement by such Seller does not, and the performance of the terms of this Agreement by such Seller will not,
(i) except as may be required pursuant to the HSR Act, require such Seller to obtain the consent or approval of any governmental or regulatory authority, domestic or foreign (which consent has not been obtained prior to the date hereof), (ii) conflict with or violate the organizational documents of such Seller, (iii) require the consent or approval of any other person pursuant to any material agreement, obligation or instrument binding on such Seller or its properties and assets if the failure to obtain such consent or approval could be reasonably expected to materially adversely affect the ability of such Seller to perform its obligations hereunder, (iv) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Seller or by which any property or asset of such Seller is bound if such violation or conflict would materially adversely affect the ability of such Seller to perform its obligations hereunder, subject to compliance with the HSR Act, or (v) violate any other agreement to which such Seller is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust if such violation could be reasonably expected to materially adversely affect the ability of such Seller to perform its obligations hereunder.

      4.5 Brokers. Such Seller has not incurred, nor will it incur, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

      5.1 Public Announcements. At any time after the date hereof, (i) none of the Buyers shall, without the prior written consent of the Sellers, issue any press release or otherwise make any public statements with respect to this Agreement and the related transactions, except as may be required by law or in connection with the financings described in Sections 7.2(h), (i) and (n) of the Merger Agreement, the HoldCo Offer (as defined in the Merger Agreement) and the OpCo Offer (as defined in the Merger Agreement), and (ii) neither of the Sellers shall, without the prior written consent of the Buyers, issue any press release or otherwise make any public statements with respect to this Agreement and the related transactions, except as may be required by law.

      5.2 Notice of Developments. After the Closing Date, the Buyers, on the one hand, and the Sellers, on the other hand, shall be required to give prompt written notice to the other party of any material development causing a breach of any of its own representations and warranties in this Agreement.

      5.3 Termination of Agreements. Each Seller who is party to (i) the Amended and Restated Buy/Sell Agreement, dated as of July 1, 2003 (the "Buy-Sell Agreement"), by and among the Company and the Securityholders named therein,
(ii) the Amended and Restated Stockholders Agreement, dated as of July 1, 2003 (the "Stockholders Agreement"), by and among the Company and the Stockholders named therein, and (iii) the Amended and Restated Registration Rights Agreement, dated as of July 1, 2003 (the "Registration Rights Agreement"), by and among the Company and the Stockholders named therein, hereby agree that, subject to the consent of the other parties thereto, effective as of the Closing Date, each of such agreements shall be terminated in all respects, and shall be of no further force and effect, with no continuing obligations or liability of any party thereunder.

      5.4 Waiver of Certain Rights. Subject to Section 7.2, each Seller who, pursuant to the Stockholders Agreement had rights of first refusal or other rights with respect to shares of Company Common Stock held by other Stockholders pursuant to the Stockholders Agreement, hereby agrees and acknowledges that it has irrevocably waived any and all such rights such Seller may have had with respect to the transactions contemplated by the Contribution Agreement, the Merger Agreement and this Agreement.

      5.5 Agreement to Vote. Each Seller hereby agrees that, during the term of this Agreement, at any meeting of the shareholders of the Company, however called, or any adjournment thereof, or by written consent, such Seller shall be present (in person or by proxy) and vote (or cause to be voted), or execute a written consent in respect of, all of its Common Shares (i) in favor of ratification or approval of the Merger Agreement and the Merger and (ii) against any action or agreement that would prevent or materially delay the consummation of the Merger or any other transactions contemplated by the Merger Agreement, or that would be contrary to or inconsistent with, or result in a breach by the Company of, or frustrate the essential purposes of the Merger Agreement.

                                    ARTICLE 6

                        CONDITIONS TO THE STOCK PURCHASE

      6.1 Conditions to the Obligations of Each Party. The obligations of the Sellers and the Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions (provided that if the Closing occurs, each of the following conditions shall be deemed to have been satisfied or waived by each of the Sellers and the Buyers):

            (a) no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction which prohibits consummation of the transactions contemplated hereby, and there shall not be any action taken by any Governmental Authority, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions illegal; and

            (b) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement shall have been obtained (other than those actions or filings which, if not obtained or made prior to the Closing, would not have a Material Adverse Effect on the Company or be reasonably likely to subject the Company or the Buyers or any of their respective subsidiaries or affiliates or any of their respective officers or directors to substantial penalties or criminal liability).

      6.2 Conditions to the Obligations of the Buyers. The obligations of the Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by the Buyers, and provided that, if the Closing occurs, each of the following conditions shall be deemed to have been satisfied or waived by each of the Buyers):

            (a) All conditions to the obligations of the Parent and the Merger Sub to consummate the Merger under Sections 7.1 and 7.2 of the Merger Agreement shall have been satisfied or waived in writing by the Parent and Merger Sub;

            (b) (i) each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing (as qualified, in the case of the representations and warranties contained in Article 2, by the Company Disclosure Schedule), except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct in all material respects as of such other date or time; and (ii) each Seller shall deliver to the Buyers at the Closing a certificate, dated as of the date of the Closing and signed by an authorized Person of such Seller, certifying to that effect; and

            (c) the Sellers shall have performed in all material respects all of their material obligations under this Agreement required to be performed by them at or prior to the Closing Date.

      6.3 Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further condition (which may be waived in whole or part by the Sellers, and provided that, if the Closing occurs, the following condition shall be deemed to have been satisfied or waived by each of Sellers):

            (a) the Parent and Merger Sub shall have performed in all material respects all of their respective material obligations under this Agreement required to be performed by them at or prior to the Closing Date.

                                    ARTICLE 7

                                   TERMINATION

      7.1 Termination. This Agreement may be terminated at any time prior to the Closing, as follows:

            (a) by mutual written consent duly authorized by the Buyers and the Sellers; or

            (b) by the Buyers, or by the Sellers, if the Merger Agreement is terminated pursuant to its terms.

      7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Buyers, the Sellers or the Company or any of their respective Affiliates, officers, directors, or stockholders, and all rights, waivers and obligations of any party hereto shall cease, except for liabilities arising from a breach of this Agreement prior to such termination, which shall survive such termination; provided, that the provisions of this Article 7 and Article 8 shall also survive the termination of this Agreement for any reason, including without limitation termination by reason of the consummation of the transactions contemplated hereby.

                                    ARTICLE 8

                                 INDEMNIFICATION

      8.1 Indemnification by Buyers. Subject to the limitations set forth in
Section 8.5 hereof, from and after the Closing, (i) the Buyers shall, jointly and severally, indemnify, defend, and hold harmless the Sellers and each of their respective directors, officers, employees, representatives and Affiliates, from and against any and all Damages related to or arising out of or in connection with any breach by the Buyers or any Buyer of any covenant, agreement, obligation, or undertaking made by such Buyer in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of the Buyers in connection with this Agreement or any of the transactions contemplated hereby and (ii) each of the Buyers shall, severally and not jointly, indemnify, defend, and hold harmless the Sellers and each of their respective directors, officers, employees, representatives and Affiliates, from and against any and all Damages related to or arising out of or in connection with any breach by such Buyer of any representation or warranty made by such Buyer in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of such Buyer in connection with this Agreement or any of the transactions contemplated hereby.

      8.2 Indemnification by the Sellers. Subject to the limitations set forth in Sections 8.4 and 8.5 hereof, from and after the Closing, each of the Sellers shall, severally and not jointly, indemnify, defend and hold harmless the Buyers and each of their respective directors, officers, employees, representatives and Affiliates, and, for the purposes of paragraph (v) of this Section

8.2, the Company and the Parent, from and against any and all Damages to the extent that the Damages are sustained or incurred by reason of:

                  (i) any breach by such Seller of any representation or warranty made by such Seller in Article 2 hereof, or by the Company in any of the Closing Certificates;

                  (ii) any breach by such Seller of any representation or warranty made by such Seller in Article 4 hereof;

                  (iii) any breach by such Seller of any covenant or agreement made by such Seller herein to be performed by such Seller after the Closing;

                  (iv) any amounts by which the outstanding Indebtedness of the Company at the Closing differs from the amount thereof specified on the Indebtedness Certificate or by which the actual amount of any of the other elements included in the calculation of the Aggregate Merger Consideration differs from the amount thereof specified on the Closing Certificates to the extent that the aggregate of such differences would have the result of increasing the Aggregate Merger Consideration or the Per Share Merger Consideration if such actual amounts were used to calculate the Aggregate Merger Consideration or Per Share Merger Consideration; and

                  (v) the Tax liability deemed to be incurred in the event that the merger of CampusHub.com, Inc., a Delaware corporation ("CHUB") with and into the Principal Subsidiary (the "CHUB Merger") pursuant to that certain Agreement and Plan of Merger, dated as of July 1, 2003, is finally determined to be a taxable transaction as a result of the transactions contemplated hereby, as a result of a closing agreement or settlement with the Internal Revenue Service or the relevant state or local taxing authorities, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the United States Tax Court or the relevant state or local tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired. Such deemed Tax liability shall be an amount equal to the excess of the Deemed Tax Loss over the Deemed Tax Savings. The Deemed Tax Loss shall equal the excess of the aggregate Tax liability (including any interest, penalties, and additions to Tax) that CHUB, the Parent, the Company and the Principal Subsidiary (the "Parent Group") would have incurred for the taxable year ended March 31, 2005 over what such aggregate Tax liability would have been for that Tax period had the CHUB Merger qualified as a tax free transaction under Section 368 of the Code (assuming for this purpose that CHUB's net operating losses and net operating loss carryforwards as of the date of the CHUB Merger would have been deductible in full in that taxable year). The Deemed Tax Savings shall mean the discounted present value, determined as of March 31, 2005 and by applying a discount rate of 10 % compounded annually, of the Tax benefits that would have been derived by the Parent Group if the CHUB Merger had been a taxable transaction and the Tax benefits therefrom had been realized ratably over a 15 year period beginning with the taxable year ended March 31, 2004, but with the amortization deduction for the March 31, 2004 taxable year carried forward to, and deducted in, Parent Group's taxable year ended March 31, 2005. Payments made pursuant to this Section 8.2(v) shall be made on an after-Tax basis. For purposes of determining the Deemed Tax Loss and the Deemed Tax Savings, the Parent Group shall be deemed to be subject to Tax for all relevant periods commencing with the tax year ended March 31, 2005 at an effective Tax rate equal to the highest marginal combined effective rate to which the Parent Group is subject in its taxable year ended March 31, 2004. The parties agree that it is their position that the CHUB Merger was a tax-free transaction under
      Section 368 of the Code and that all parties will file all relevant tax-returns in a manner consistent with the foregoing.

      8.3 Third-Party Claims.

            (a) In the event that any Indemnified Party desires to make a claim against an Indemnifying Party (which term shall be deemed to include all Indemnifying Parties if more than one) in connection with any third-party litigation, arbitration, action, suit, proceeding, claim, tax audit or demand at any time instituted against or made upon it for which it is or could be entitled to indemnification hereunder (a "Third-Party Claim"), the Indemnified Party will promptly, after receiving notice of such Third Party Claim, notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 8.3, except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.

            (b) The Indemnifying Party will have the right to assume and control the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within thirty (30) calendar days after the Indemnifying Party has received notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate at its sole cost and expense in the defense of the Third-Party Claim.

            (c) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnified Party) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, and (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8.3(b) above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

            (d) In the event the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 8.3(b) above, the Indemnified Party may defend against any such claim or litigation in such manner as it may reasonably deem appropriate; provided, that (i) the Indemnified Party shall not settle any such claim or litigation without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed by the Indemnifying Party); and (ii) the Indemnifying Party shall have the right to participate in such defense (including with counsel of its choice at its sole expense) and the Indemnified Party shall cooperate with the Indemnifying Party in connection with such participation and in all cases shall keep the Indemnifying Party informed of as to all matters concerning such claim and shall promptly notify the Indemnifying Party in writing of all significant developments relating thereto.

      8.4 Payment of Claims. In the event of any bona fide claim for indemnification hereunder not involving a Third Party Claim, the Indemnified Party will advise the Indemnifying Party that is required to provide indemnification therefor in writing. With respect to liquidated claims for Damages specified in writing in reasonable detail, if within thirty (30) calendar days after the Indemnifying Party has received such written claim it has not contested such claim in writing, the Indemnifying Party will pay the full amount thereof in cash, subject to the limitations set forth in Section 8.5 and except as set forth in the following sentence of this Section 8.4, within ten (10) calendar days after the expiration of such period. All such indemnification payments required to be made by the Sellers hereunder shall be made on a pro rata basis from the Sellers based on each Seller's Indemnity Percentage, except with respect to any claim under Section 8.2(v) which shall be based on each Seller's Tax Indemnity Percentage. Any indemnification obligations shall be paid in cash. The parties agree that to the greatest extent possible the payment of any indemnity hereunder shall be treated as an adjustment to the aggregate purchase price paid by the Buyers hereunder for Tax purposes.

      8.5 Limitations of Liability.

            (a) Time Limit.

                  (i) The representations and warranties of the Sellers contained in Sections 2.1 through 2.4, 2.6, 2.7 and 2.9 shall expire on the third anniversary of the Closing Date and the Sellers will not be liable for any Damages hereunder with respect to a breach of such representations and warranties unless a written claim for indemnification is given by the Buyers to the Sellers with respect thereto prior to the third anniversary of the Closing Date.

                  (ii) Claims for indemnification by the Sellers pursuant to
Section 8.2(v) hereof shall expire on the fifth anniversary of the Closing Date and the Sellers will not be liable for any Damages hereunder with respect to such a claim unless a written claim for indemnification is given by the Buyers to the Sellers with respect thereto prior to the fifth anniversary of the Closing Date. For purposes of the limitation set forth in this clause (ii), the Buyers shall be entitled to make a claim for indemnification under Section 8.2(v) (notwithstanding the standard of liability set forth in such Section) from and after receipt of written or oral notice from the Internal Revenue Service, or any relevant state or local taxing authority, that it proposes to take, or is otherwise considering, a position that the CHUB Merger should be deemed to be a taxable transaction.

            (b) Maximum Liability. The parties specifically agree that, notwithstanding any provision of this Agreement to the contrary, the maximum aggregate liability of the Sellers for indemnification under this Article 8 will not exceed the amount of the aggregate consideration received by the Sellers pursuant to Section 1.3 of this Agreement. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of each Seller under this Article 8 for indemnification shall be an amount equal to such Seller's Indemnity Percentage multiplied by the aggregate consideration received by the Sellers pursuant to Section 1.3 of this Agreement. No individual Seller will be liable pursuant to this Article 8 for any Damages in excess of the amount of the aggregate consideration received by such Seller pursuant to Section 1.3 of this Agreement. Without otherwise limiting the indemnification obligations of the Sellers hereunder or of the Selling Stockholders (as named therein) under the Merger Agreement, in no event shall the Buyers be entitled to recover any Damages under this Article 8 to the extent they have previously recovered such Damages under Article 9 of the Merger Agreement.

            (c) Recovery for Breach of Sections 2.6, 2.7 or 2.8. Notwithstanding any provision of this Agreement to the contrary, the liability of the Sellers with respect to a breach of the representations and warranties contained in Sections 2.6, 2.7 and 2.8 shall be limited to the pro forma impact of such breach on the calculation of the Equity Value Per Share or Per Share Merger Consideration, which shall be computed by reducing the Base Equity Value by the amount equal to (A) 9 multiplied by (B) the excess, if any, of $58,000,000 over the actual LTM EBITDA.

            (d) Sole and Exclusive Remedy. Without limiting the rights and obligations of the parties under the Merger Agreement, each party hereto acknowledges and agrees that from and after the Closing Date, except with respect to actual fraud by any party, such party's (and all Indemnified Parties') sole and exclusive remedy with respect to Damages and any and all other claims relating to, arising out of or in connection with breaches of the subject matter of this Agreement or any other agreement, instrument, certificate or other document delivered in connection with this Agreement and the transactions contemplated hereby shall be in accordance with, and limited by, the indemnification provisions set forth in this Article 8.

                                    ARTICLE 9

                               GENERAL PROVISIONS

      9.1 Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the party to which it is sent, or if received after 5 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

                         if to the Buyers:

                         c/o Weston Presidio Capital
                         John Hancock Tower
                         50th Floor
                         200 Clarendon Street
                         Boston, MA  02116
                         Attention:  Mark L. Bono
                         Facsimile:  (617) 988-2515

                         with a copy to:

                         Bingham McCutchen LLP
                         150 Federal Street
                         Boston, MA  02110
                         Attention:  Johan V. Brigham
                         Facsimile:  617-951-8736

                         if to MSD Ventures, L.P.:

                         MSD Ventures, L.P.
                         645 5th Avenue, 21st floor
                         New York, NY  10022
                         Attention: Marc R. Lisker, General Counsel
                         Facsimile No.: (212) 303-1772

                         With a copy to:

                         Testa, Hurwitz & Thibeault, LLP
                         125 High Street
                         Boston, MA 02110
                         Fax: 617-248-7100
                         Attention: Steven Browne
                         Facsimile No.: (617) 248-7100
                         if to HWH Capital Partners, L.P.:

                         HWH Capital Partners, L.P.
                         c/o Haas Wheat & Partners, L.P.
                         300 Crescent Court - Suite 1700
                         Dallas, TX  75201
                         Attention: Robert B. Haas, Douglas D. Wheat and Todd D. Robichaux
                         Facsimile:  (214) 871-8364 and (214) 871-8357

                         With a copy to:

                         Paul, Weiss, Rifkind, Wharton & Garrison LLP
                         1285 Avenue of the Americas
                         New York, NY  10019-6064
                         Attention:  Robert M. Hirsh, Esq.
                         Facsimile:  (212) 757-3990

      9.2 Certain Definitions. For purposes of this Agreement, the term:

      "Affiliate" means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

      "Aggregate Equity Value" shall have the meaning set forth in the Merger Agreement.

      "Aggregate Merger Consideration" shall have the meaning set forth in the Merger Agreement.

      "Average Net Revolver Balance" shall have the meaning set forth in the Merger Agreement.

      "Base Equity Value" shall have the meaning set forth in the Merger Agreement.

      "business day" (whether such term is capitalized or not) means any day other than Saturday, Sunday or a legal holiday that banks located in Boston, Massachusetts are open for business.

      "Capitalization Certificate" means the Capitalization Certificate delivered by the Company pursuant to the Merger Agreement.

      "Closing Certificates" means the Capitalization Certificate, the EBITDA Certificate and the Indebtedness Certificate.

      "Company Common Stock" means the Company's Class A Common Stock, par value $.01 per share.

      "Company Option" shall have the meaning set forth in the Merger Agreement.

      "Contribution Agreement" means the Contribution and Exchange Agreement, dated as of the Agreement Date, among the Parent and the stockholders named therein.

      "Credit Agreement" means the Amended and Restated Credit Agreement, dated as of February 13, 1998, as amended and restated as of December 10, 2003, among the Company, the Principal Subsidiary, the several lenders from time to time party thereto, JP Morgan Chase Bank, as administrative agent, documentation agent and collateral agent and Citibank Global Markets Inc., as syndication agent.

      "Damages" means all damages, losses, costs, and expenses incurred or suffered, or that are reasonably likely to be incurred or suffered, by a party with respect to or relating to an event, circumstance or state of facts. Damages shall specifically include court costs and the reasonable fees and expenses of legal counsel arising out of or relating to any direct or third-party claims, demands, actions, causes of action, suits, litigations, arbitrations or liabilities, or incurred to enforce a party's right to indemnification hereunder.

      "EBITDA Certificate" means the EBITDA Certificate delivered by the Company pursuant to the Merger Agreement.

      "Equity Value Per Share" shall have the meaning set forth in the Merger Agreement.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Governmental Authority" (whether such term is capitalized or not) means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indebtedness" shall have the meaning set forth in the Merger Agreement.

      "Indebtedness Certificate" means the Indebtedness Certificate delivered by the Company pursuant to the Merger Agreement.

      "Indemnified Party" means any person entitled to seek indemnification pursuant to the provisions of Article 8.

      "Indemnifying Party" means any person against whom indemnification may be sought pursuant to the provisions of Article 8.

      "Indemnity Percentage" means, with respect to each Seller, the percentage that portion of the Aggregate Merger Consideration received by such Seller under this Agreement represents of the sum of the Aggregate Merger Consideration received by all Sellers under this Agreement and the aggregate consideration received by all Selling Stockholders (as defined therein) under the Merger Agreement at the Closing and the closing of the transactions contemplated by the Merger Agreement.

      "Law" (whether such term is capitalized or not) means any United States or foreign judgment, decree, order, law, license, statute, ordinance, rule or regulation.

      "LTM EBITDA" shall have the meaning set forth in the Merger Agreement.

      "Material Adverse Effect" means (i) with respect to the Company, a material adverse effect on the assets, properties, businesses, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole (other than with respect to any adverse effects which, directly or indirectly, relate to or result from (x) the loss of employees or customers as a result of the public announcement of the transactions contemplated hereby or (y) general economic conditions generally affecting the industry in which the Company and its Subsidiaries compete (other than conditions affecting the Company and its Subsidiaries in a manner materially and adversely different from their competitors in general)), and (ii) with respect to the Buyers any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations and financial condition of the Buyers and their Affiliates, taken as a whole.

      "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

      "Principal Subsidiary" means Nebraska Book Company, Inc., a Kansas corporation.

      "Roll-Over Option" shall have the meaning set forth in the Merger
Agreement.

      "Securities" means all shares of Company Common Stock, all outstanding options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of the Company, and all shares issuable upon exercise or conversion of options, warrants, convertible notes, rights of conversion and other rights to acquire stock of the Company, outstanding from time to time, whether or not then currently vested, exercisable or convertible.

      "Securityholder" means any holder of Securities.

      "Subsidiary" or "Subsidiaries" (whether or not capitalized) of any person means any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

      "Tax Indemnity Percentage" means, with respect to each Seller, the percentage of the aggregate consideration received by all Sellers under this Agreement at the Closing represented by the amount received by such Seller under this Agreement at the Closing.

      The following table sets forth certain other defined terms and the Section of the Agreement in which the meaning of each such term appears:

                                                                                                    Section(s)
                                                                                                    ----------
"Agreement"....................................................................................     Preamble
"Agreement Date"...............................................................................     Preamble
"Buy-Sell Agreement"...........................................................................     5.3
"Buyers".......................................................................................     Preamble
"Closing"......................................................................................     1.2
"Closing Date".................................................................................     1.2
"Common Shares"................................................................................     Recitals
"Company"......................................................................................     Preamble
"Company Consents and Notices".................................................................     2.4
"Company Disclosure Schedule"..................................................................     Article 2
"Merger".......................................................................................     Recitals
"Merger Agreement".............................................................................     Recitals
"Merger Sub"...................................................................................     Recitals
"Parent".......................................................................................     Preamble
"Registration Rights Agreement"................................................................     5.3
"Sellers"......................................................................................     Preamble
"Selling Stockholders".........................................................................     Recitals
"Stockholders Agreement".......................................................................     5.3
"Surviving Corporation"........................................................................     Recitals
"Third-Party Claim"............................................................................     8.3(a)

      9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the sale and purchase of the Common Shares be consummated as originally contemplated to the fullest extent possible.

      9.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise, except that the Buyers may assign all or any of their rights and obligations hereunder to (i) any Affiliate of the Buyers; provided, that no such assignment to an Affiliate shall relieve the assigning party of its obligations hereunder, and (ii) after the Closing, the Buyers may assign all of its rights and obligations hereunder to a person that acquires all of the capital stock, or substantially all of the assets, of the division or business unit of the Parent responsible for the business of the Company; provided, that such person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof.

      9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, their successors and permitted assigns and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      9.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state, without regard to the conflict of laws rules of such state.

      9.8 Consent to Jurisdiction.

            (a) EACH OF THE BUYERS, THE COMPANY AND SELLERS HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE BUYERS, THE COMPANY AND SELLERS HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK, NEW YORK. EACH OF THE BUYERS, THE COMPANY AND SELLERS AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR, PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

            (b) EACH OF THE BUYERS, THE COMPANY AND SELLERS IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 9.8 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

      9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      9.10 Fees and Expenses. Subject to certain expenses of the Sellers being included in the calculation of "Aggregate Merger Consideration" under the Merger Agreement, all costs and expenses incurred in connection with this Agreement by the Company, the Sellers or the Buyers shall be paid by the Company. In the event that the transactions contemplated hereby are not consummated for any reason, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Buyers, the Sellers or the Company shall be paid by the Company.

      9.11 Amendment. This Agreement may not be amended except by an instrument in writing, duly authorized by the appropriate boards of directors or other governing entity, signed by the Buyers or their designee, the Company and the Sellers.

      9.12 Waiver. At any time prior to the Closing, the Buyers, the Sellers and the Company may agree in writing to (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other, as the case may be, with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      9.13 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. All Schedules and Exhibits to this Agreement are integral parts of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The symbol "$" when used in this Agreement means United States dollars. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

      9.14 No Conflict of Interest. Each of the parties to this Agreement hereby agrees that Paul, Weiss, Rifkind, Wharton & Garrison LLP may serve as counsel to the Company, the Sellers, any Selling Stockholder, and any of their respective Affiliates (other than the Parent) and Bingham McCutchen LLP may serve as counsel to the Buyers, the Parent, the Merger Sub and any of their Affiliates (other than the Company and any of the Selling Stockholders) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that Paul, Weiss, Rifkind, Wharton & Garrison LLP (or any successor) may serve as counsel to any of the Sellers, the Selling Stockholders and any of their Affiliates (other than the Parent or the Surviving Corporation) or any director, officer, employee or Affiliate of any one or more of them (other than the Parent or Surviving Corporation) and Bingham McCutchen LLP (or any successor) may serve as counsel to the Buyers, the Parent and the Surviving Corporation and any of their Affiliates (other than the Selling Stockholders) or any director, officer, employee or Affiliate of any one or more of them (other than the Selling Stockholders), in any case, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom. This Agreement shall not limit, impair or modify any existing agreement, arrangement or understanding relating to the representation by or of any of the parties hereto or any beneficial owner of any such party.

      9.15 No Third-Party Beneficiaries. Subject to Section 9.4 and, except for the provisions of Article 8 relating to persons expressly entitled to indemnification thereunder, this Agreement shall be binding upon and inure to the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person (including any employees of the Company or its Subsidiaries or their beneficiaries) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            [The remainder of the page is intentionally left blank.]

      IN WITNESS WHEREOF, the Buyers, the Company, the Parent and the Sellers have duly executed this Stock Purchase Agreement as an instrument under seal as of the date first above written.

                             THE BUYERS:

                             WESTON PRESIDIO CAPITAL III, L.P.
                             By: Weston Presidio Capital Management III, LLC, its General Partner


                             By:
                                ------------------------------------------------
                             Name:  Michael F. Cronin
                             Title: Managing Member


                             WESTON PRESIDIO CAPITAL IV, L.P.
                             By: Weston Presidio Capital Management IV, LLC, its General Partner


                             By:
                                ------------------------------------------------
                             Name:  Michael F. Cronin
                             Title: Managing Member


                             WPC ENTREPRENEUR FUND, L.P.
                             By: Weston Presidio Capital Management III, LLC, its General Partner


                             By:
                                ------------------------------------------------
                             Name:  Michael F. Cronin
                             Title: Managing Member


                             WPC ENTREPRENEUR FUND II, L.P.


                             By: Weston Presidio Capital Management IV, LLC, its General Partner


                             By:
                                ------------------------------------------------
                             Name:  Michael F. Cronin
                             Title: Managing Member

                             THE COMPANY:

                             NBC ACQUISITION CORP.


                             By:
                                ------------------------------------------------
                             Name:  Mark W. Oppegard
                             Title: President


                             THE PARENT:

                             NBC HOLDINGS CORP.


                             By:
                                ------------------------------------------------
                             Name:  Mark L. Bono
                             Title: President


                             THE SELLERS:

                             MSD VENTURES, L.P.


                             By:    DRT CAPITAL, L.L.C., its general partner


                             By:
                                ------------------------------------------------
                             Name:
                             Title:


                             HWH CAPITAL PARTNERS, L.P.

                             By:    HWH, L.P., its general partner
                                    By:  HWH Incorporated, its general partner


                             By:
                                ------------------------------------------------
                             Name:
                             Title:

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Company Disclosure Schedule

EXHIBITS:

Exhibit A:                 Common Shares

                                    EXHIBIT A

                                  COMMON SHARES

List of Sellers and number of Common Shares to be sold by each Seller:

                                     NUMBER OF
         SELLER                    COMMON SHARES        CERTIFICATE NO.
         ------                    -------------        ---------------
HWH Capital Partners, L.P.           18,227.4                204

MSD Ventures, L.P.                   18,227.4                179

TOTAL:                               36,454.8

List of Buyers and number of Common Shares to be purchased by each Buyer:

                                         NUMBER OF
              BUYER                   COMMON SHARES
              -----                   -------------
Weston Presidio Capital III, L.P.        10,518.2

Weston Presidio Capital IV, L.P.         25,021.5

WPC Entrepreneur Fund, L.P.              519.0

WPC Entrepreneur Fund II, L.P.           396.1